Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
April 30, 2015

CULLEN/FROST BANKERS INCREASES
QUARTERLY COMMON CASH DIVIDEND BY TWO CENTS,
ALSO ANNOUNCES STOCK REPURCHASE PLAN

Declares Quarterly Cash Dividend for Preferred Stock

SAN ANTONIO The Cullen/Frost Bankers, Inc. board of directors today declared a second quarter cash dividend of $.53 per common share, a two-cent increase from the previous dividend of $.51 per common share. The dividend is payable June 15, 2015 to shareholders of record on May 29 of this year.

“We are pleased to announce a two-cent per share increase in our cash dividend and appreciate the confidence and support of our shareholders,” said Cullen/Frost Chairman and CEO Dick Evans. “This marks the 22nd consecutive year that we have increased the dividend.”

Cullen/Frost also announced today that the Corporation's board of directors has authorized a $100.0 million stock repurchase program, allowing the company to repurchase shares of its common stock. Under the program, shares may be repurchased over a two-year period from time to time at various prices in the open market or through private transactions.

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The Cullen/Frost Bankers, Inc. board of directors also declared a cash dividend of $.3359375 per share of the Noncumulative Perpetual Preferred Stock, Series A, which is traded on the NYSE under the symbol “CFR PrA.” The Series A Preferred Stock dividend is payable on June 15, 2015, to shareholders of record on May 29 of this year.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $28.2 billion in assets at March 31, 2015. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

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